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                                                                    Exhibit 23.2

Glacier Corporation
1050 17th Street, Suite 195
Denver, Colorado 80265


     Re:  Board of Directors Consent

Gentlemen:

     I have agreed to serve as a member of the Board of Directors (the "Board") of Glacier Corporation, a Delaware corporation (the "Company"), on closing of the Company's proposed public offering. I consent to the use of my name and to the biographical references to me beneath the caption "Management - Director Nominee" in the Prospectus forming a part of the Registration Statement filed by the Company with the Securities and Exchange Commission (S.E.C. File No. 333- ) subsequent to the date hereof. I understand and agree that the Company will file a copy of this consent with the Securities and Exchange Commission as an exhibit to its Registration Statement.


                                   Very truly yours,



                                   /s/ Kenneth C. Smith
                                   -------------------------------
                                   Kenneth C. Smith

                                   Date: February 1, 2001